                                                                    EXHIBIT 99.1

                                              NEWS RELEASE
                                              FOR IMMEDIATE RELEASE

                                              CONTACT: MERILYN H. HERBERT
                                              VICE PRESIDENT, INVESTOR RELATIONS
                                              (615) 370-1377

                  PROVINCE HEALTHCARE COMPLETES ACQUISITION OF
                                VIRGINIA HOSPITAL

         Brentwood, TN, May 15, 2002 -Province Healthcare Company (Nasdaq:PRHC) announced today that it has completed the acquisition of Memorial Hospital of Martinsville and Henry County in Martinsville, Virginia. The 237-bed facility was acquired from Memorial Health System, Inc. a 501(c)(3) corporation.

         Martin S. Rash, Chairman and Chief Executive Officer of Province Healthcare, said, "We are very pleased to welcome all those associated with Memorial Hospital to our Province family. While this hospital is one of our largest, it is still a typical Province hospital. Located one to three hours from its nearest competitor, the hospital is the only facility in the county. We expect Memorial to generate revenues of $120 - $130 million within the next several years, benefiting from the services we add and the physicians we recruit."

         Memorial Hospital currently has revenues of approximately $85 million and serves an area of more than 100,000 people. Province paid approximately $120.5 million for the facility. The acquisition is effective May 1, 2002 for financial reporting purposes.

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 19 general acute care hospitals in 12 states with a total of 2,268 licensed beds. The Company also provides management services to 35 primarily non-urban hospitals in 13 states with a total of 2,776 licensed beds.

         Certain statements contained in this release, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact. These statements are based on current estimates of future events, and the Company has no obligation to update or correct these estimates unless considered material to the Company. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with general economic and business conditions, the effect of future governmental regulations, changes in reimbursement levels by government programs, including Medicare and Medicaid or other third party payors, and the Company's ability to implement successfully its acquisition and development strategy. Those and other risks are described in the Company's reports and filings with the Securities and Exchange Commission.

CONTACT: Merilyn H. Herbert, Province Healthcare Company (PRHC) at (615)370-1377